Exhibit 10.1

BARCLAYS 745 Seventh Avenue New York, New York 10019	ROYAL BANK OF CANADA Three World Financial Center 200 Vesey Street New York, New York 10281

Confidential

November 4, 2013

Ocelot Merger Sub, Inc.

Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario

N2L 0A1

Canada

Attention: Paul McFeeters

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM”) (Barclays, Royal Bank and RBCCM collectively, the “Commitment Parties,” “us” or “we”) that (a) Open Text Corporation (the “Company”) and its subsidiary, Ocelot Merger Sub, Inc. (the “Borrower” and, together with the Company, “you”), intend to enter into an Agreement and Plan of Merger dated as of November 4, 2013 including the schedules and exhibits thereto (as amended in accordance with the terms of this Commitment Letter and in effect from time to time, the “Acquisition Agreement”) to effect an acquisition of all of the outstanding equity interests of the entities identified to us as “Gyro” (collectively, the “Target”) through a merger of the Target into the Borrower (the “Acquisition”) and (b) in connection with the consummation of Acquisition (the date thereof being, the “Closing Date”), the Borrower intends to incur a first lien term loan facility in an aggregate principal amount of $800.0 million (the “Term Facility”). You have further advised us that the proceeds of the Term Facility, together with cash on hand of the Company and stock consideration in the form of duly issued common shares of the Company shall be used to (a) finance the Acquisition (including repayment of certain existing debt of the Target and its subsidiaries) and (b) pay the fees, costs and expenses associated therewith (clause (a) and (b), together with the other transactions contemplated hereby to be entered into and consummated in connection with the Acquisition are herein referred to as the “Transactions”). Capitalized Terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

Accordingly, based upon the foregoing and subject to the terms set forth below and solely to the conditions set forth in paragraph 5 below and in the Term Sheet (as defined below) under “Conditions Precedent to Borrowing,” the Commitment Parties are pleased to provide their commitments as follows:

[1]	RBC Capital Markets is a marketing name for the capital markets businesses of Royal Bank of Canada and its affiliates.

1. Commitment. (a) Barclays (acting alone or through or with affiliates selected by it) hereby commits (on a several, but not joint basis) to provide to the Borrower, 50% of the Term Facility and (b) Royal Bank (acting alone or through or with affiliates selected by it) hereby commits (on a several, but not joint basis) to provide to the Borrower, 50% of the Term Facility (Barclays and Royal Bank in such capacities, collectively the “Initial Term Lenders” or the “Lenders”), in each case upon the terms, and subject only to the conditions set forth in paragraph 5 herein and under “Conditions Precedent to Borrowing,” in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (and incorporated by reference herein) (the “Term Sheet”) and Additional Conditions Precedent attached hereto as Exhibit B.

2. Appointment of Roles. You hereby appoint Barclays (acting alone or through or with affiliates selected by it) and RBCCM (acting alone or through or with affiliates selected by it) to act as co-lead arrangers and joint bookrunning managers (in such capacities, collectively, the “Lead Arrangers”) for the Term Facility. It is understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, placement agents, initial purchasers, managers or co-managers will be appointed, no other titles (except as provided herein) will be awarded and no compensation (other than compensation expressly contemplated by the Term Sheet or the Fee Letter referred to below) will be paid in connection with the Term Facility unless you and we shall so agree. It is further agreed that Barclays shall have “lead left” placement on any Marketing Materials (as defined below) and all other offering or marketing materials in respect of the Term Facility and will perform the duties and exercise the authority customarily performed and exercised in such role.

3. Syndication. The Lead Arrangers intend to commence syndication of the Term Facility promptly following the date hereof to prospective lenders in consultation with you and until the earlier to occur of (a) a Successful Syndication (as defined in the Fee Letter among us and you dated the date hereof (the “Fee Letter”)) and (b) 60 days following the funding of the Term Facility (such earlier date, the “Syndication Date”), you agree to use commercially reasonable efforts to assist the Lead Arrangers in forming a syndicate for the Term Facility reasonably acceptable to us and you; provided that, except as expressly set forth in Section 2 above, such syndication shall not relieve any Commitment Party of its obligations set forth herein (including its obligations to fund the Term Facility on the Closing Date on the terms and conditions set forth in the Commitment Letter) and, unless you agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Term Facility on the Closing Date has occurred. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for the Term Facility between senior management and advisors of the Borrower, the Company and the prospective lenders, which shall be reasonably acceptable to you. To assist the Lead Arrangers in their syndication efforts, you hereby agree to use your commercially reasonable efforts (a) to provide and cause your advisors to provide the Lead Arrangers and the syndicate members upon request with all customary information reasonably deemed necessary by the Lead Arrangers to complete syndication, including but not limited to information and evaluations prepared by you, your advisors or on your behalf relating to the Transactions, (b) to assist the Lead Arrangers upon request in the preparation of customary marketing materials (the “Marketing Materials”) to be used in connection with the syndication of the Term Facility; provided you shall use commercially reasonable efforts to ensure that the Marketing Materials for the Term Facility are provided to the Lead Arrangers at least fifteen consecutive business days prior to the Closing Date; provided, further that (i) November 27, 2013 and November 29, 2013 shall not be considered business days for the purposes of such fifteen business day period and (ii) such fifteen business day period shall either end on or prior to December 20, 2013 or, if such period has not ended on or prior to December 20, 2013, then such period shall commence no earlier than January 6, 2014; (c) upon reasonable advanced notice to make available your senior officers and representatives, to make telephonic or in-person presentations regarding the business and prospects of the Company and its subsidiaries and/or the Target and its subsidiaries at one or more meetings of proposed lenders at such reasonable times and in such reasonable places (as the case may be) to be mutually agreed upon; (d) to obtain, prior to the commencement of syndication, a credit rating for the Term Facility and update the corporate and corporate family ratings, as applicable, for the Company from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. (in each case, taking into account the Transactions) and participate in a customary manner in the process of securing such ratings; (e) prior to the Syndication Date, to ensure that there shall be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Company or any of its subsidiaries, or the Target or any of its subsidiaries, being offered, placed or arranged without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Term Facility; and (f) to ensure that the Lead Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Company, the Target and the Borrower and their respective subsidiaries. Notwithstanding the foregoing in this Section 3 and our right to syndicate our commitment hereunder, it is agreed that the success of any syndication of and receipt of commitments in respect of all or any portion of our commitments hereunder prior to the funding of the Term Facility shall not be a condition to our commitments hereunder.

Subject to the terms hereof and limitations and your consent rights set forth herein, the Lead Arrangers will lead the syndication and will manage, in consultation with you, all aspects of the syndication, including, without limitation, selection of lenders, determination of when the Lead Arrangers will approach potential lenders and the time of acceptance of the lenders’ commitments, any naming rights, the final allocations of the commitments among the lenders and the amount and distribution of fees among the lenders. To assist the Lead Arrangers in their syndication efforts, subject to the limitations in the preceding paragraph, upon the request of the Lead Arrangers, you agree to use commercially reasonable efforts promptly to prepare and provide to the Lead Arrangers the Marketing Materials with respect to you, and your subsidiaries and the Transactions, including annual projections of the Company (giving pro forma effect to the Transactions) through 2018 with respect to income statements and balance sheets (the “Projections”), that are not otherwise in any Lead Arrangers’ possession and that the Lead Arrangers reasonably request in connection with the structuring, arrangement and syndication of the Term Facility.

At the request of the Commitment Parties, you agree to assist in the preparation of a version of the Marketing Materials (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws and Canadian securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Term Facility, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Term Facility may be distributed to Public Side Lenders. It is understood that in connection with your assistance described above, customary authorization letters will be included in the Marketing Materials that (i) authorize the distribution thereof to prospective Lenders, (ii) represent that the Public Version of the Marketing Materials only includes non-MNPI and (iii) exculpate you, the Company, the Target and us and your, our and their respective affiliates with respect to any liability related to the misuse (or, in the case of us and our affiliates, use) of the contents of the Marketing Materials or related materials by the recipients thereof and, in the case of us, any liability with respect to the contents of such Marketing Materials or related materials.

4. Fees. As consideration for and a condition precedent to our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Term Facility, in the event that the funding of the Term Facility occurs, you agree to pay to us the fees, as and when due and payable as set forth in the Term Sheet and in the Fee Letter.

5. Conditions. Each Commitment Party’s commitments and agreements and the funding of the Term Facility on the Closing Date hereunder are subject solely to the conditions set forth in this paragraph, in Exhibit A under the heading “Conditions Precedent to Borrowing” and in Exhibit B. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Facility Documentation (as defined in Exhibit A) or any other agreement or undertaking to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and your or their respective businesses the making and accuracy of which shall be a condition to availability of the Term Facility on the Closing Date shall be (i) such of the representations made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliate have the right to terminate your obligations under the Acquisition Agreement or not consummate the Acquisition, in each case in accordance with the terms thereof as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) made by the Company in the Term Facility Documentation, and (b) the terms of the Term Facility Documentation shall be in a form such that they do not impair availability of the Term Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that, to the extent any collateral (including the creation or perfection of any security interest) referred to in the Term Sheet cannot be provided on the Closing Date (other than the grant and perfection of security interests (x) in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, the Personal Property Security Act or by the filing of short-form security agreements with the United States Patent and Trademark Office and Canadian IP filings or (y) in capital stock of any U.S. or Canadian entity with respect to which a lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the delivery of such collateral shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date but shall be required to be delivered after the Closing Date, within 60 days, pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate existence and good standing, absence of conflicts with charter documents, (in each case, as they relate to the entering into and performance of the Loan Documents (as defined in Exhibit A)), power and authority, due authorization, execution, delivery and enforceability of the Loan Documents (in each case, as they relate to the entering into and performance of the Loan Documents), solvency of the (a) the Borrower and its subsidiaries on a consolidated basis and (b) Company and its subsidiaries on a consolidated basis, in each case, after giving effect to the Transactions (such representations and warranties to be consistent with the solvency certificates in the forms attached as Exhibit C and Exhibit C-1 hereto), Federal Reserve margin regulations, Investment Company Act, PATRIOT Act and OFAC (with respect to PATRIOT ACT and OFAC, solely to the extent that it would be unlawful for the Lenders to extend the loans) and the creation, validity, priority and perfection of security interests in the Collateral (subject to the parenthetical in clause (b) above). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

6. Information. You hereby represent and warrant that (a) all written information (in the case of information concerning the Target and its subsidiaries, to your knowledge), other than the Projections, budgets, estimates and other forward looking statements and information of a general economic or industry nature (the “Information”) that has been or will be made available to the Commitment

Parties by or on behalf of you or any of your representatives or affiliates or Target or any of its representatives or affiliates in connection with the Transactions, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made after giving effect to all supplements you provide from time to time in accordance with the second to the last sentence of this paragraph 6 and (b) the Projections, budgets, estimates and other forward-looking statements that have been made or will be made available to the Commitment Parties by or on behalf of you and that have been or will be made available to us or any Lender by you in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time so made available (it being understood that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results during the period or periods covered by such Projections may differ significantly from the projected results and that no assurance can be given that the projected results will be realized). You agree to supplement the Information and the Projections from time to time until the later of the Closing Date and the Syndication Date so that the representation and covenant in the preceding sentence each remains correct, in all material respects as if the Information and Projections were being made available at such time. In arranging the Term Facility, including the syndications of the Term Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

7. Expenses. In the event that the funding of the Term Facility occurs, you agree to pay or reimburse the Commitment Parties for all reasonable and documented costs and expenses incurred by them or its affiliates in connection with the Term Facility relating to the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Loan Documents and any security arrangements in connection therewith, subject to the provisions of the Fee Letter. You further agree to pay all reasonable and documented costs and expenses of the Commitment Parties and its affiliates incurred in connection with enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.

8. Indemnification. You and the Company agree to indemnify and hold harmless each Commitment Party and its affiliates and the respective officers, directors, employees, agents and controlling persons of the foregoing (each Commitment Party and each such other person being an “Indemnified Person”; and such affiliates, officers, directors, employees, agents and controlling persons of any such Indemnified Person are referred to herein as its “related parties”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Term Facility, the use of proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such Indemnified Person within 30 days of receipt of reasonably detailed invoice for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; it being understood and agreed that you shall not be required to reimburse legal fees or expenses of more than one U.S. and one Canadian counsel (and, if reasonably necessary, one firm of local counsel in each other relevant jurisdiction) or more than one other advisor to all Indemnified Persons, taken as a whole (other than such additional counsel as may be appointed in the event of a conflict); provided that the foregoing indemnity and expense reimbursement will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision) (A) (x) they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its related parties, (y) they have resulted from a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet, the Fee Letter or the Term Facility Documentation when neither you nor any of your affiliates have breached the obligations hereunder or thereunder in any material respect or (B) they relate to any dispute solely among any Indemnified Persons to the extent such dispute does not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role hereunder or under the Term Facility Documentation). Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence, as determined by a court of competent jurisdiction in a final and non-appealable decision, of any Indemnified Person or any of its related parties or you or any of your affiliates and (ii) neither any Indemnified Person nor you or any of your subsidiaries or affiliates shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Term Facility or any Proceeding (including, but not limited to any loss of profits, business or anticipated savings) other than any such damages incurred or paid by an Indemnified Party to a third party. Neither you nor the Company shall be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed). Neither you nor the Company shall, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

9. Confidentiality. You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter and the Term Sheet and the contents thereof to any person without prior written approval of the Lead Arrangers, except that you may disclose (a) the Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to your and the Company’s officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis and (ii) pursuant to any order of any court or administrative agency, or as required by applicable law, regulation or compulsory legal process or to the extent requested or required by any governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by applicable law), (b) this Commitment Letter, the Term Sheet and the contents hereof and thereof (and, after your acceptance of the terms hereof and of the Fee Letter and return of executed signature pages hereto and thereto, the Fee Letter and the contents thereof on a redacted basis, with such redaction to be reasonably acceptable to the Lead Arrangers) to the Seller and its officers, directors, employees, attorneys, accountants and advisors, controlling persons or equity holders and lenders (and their respective advisors), in each case, in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheet to any rating agency in connection with the Transactions, (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheet in any public filing or prospectus and (e) the aggregate fees may be disclosed as part of a general disclosure of fees, costs and expenses in any funds flow, sources and uses or other similar tables. Further, we shall be permitted to use information related to the syndication and arrangement of the Term Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications in consultation with you. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld) any reference to the Commitment Parties or any of our affiliates in connection with the Term Facility or the Transactions contained in any press release or similar public disclosure prior to public release.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise (but, until the earlier of (x) November 11, 2013, if this Commitment Letter is not executed by you and the Company by such date and (y) the termination of this Commitment Letter pursuant to Section 10 below, not in the capacity of lead arranger, agent or lender for any new financing of a competing bidder for the Acquisition incurred for such purpose). No Commitment Party nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of its other relationships with you in connection with the performance by them and their affiliates of services for other companies, and no Commitment Party nor any of its affiliates will furnish any such information to other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that none of the Commitment Parties nor any of its affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Seller or your or its subsidiaries, confidential information obtained by such Commitment Party or any of its affiliates from other companies. You hereby acknowledge and agree that in connection with all aspects of the Transactions, you and each Commitment Party and any of its affiliates through which such Commitment Party may be acting (each a “Transaction Affiliate”) have an arm’s length business relationship that creates no fiduciary duty on the part of any Commitment Party or any Transaction Affiliate and each expressly disclaims any fiduciary relationship. None of the Commitment Parties has provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheet and you have consulted with your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of the Commitment Parties will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors.

10. Termination. Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the earliest of (a) May 7, 2014, if the Term Facility Documentation is not executed and delivered by the Company, the Borrower and the Lenders by such date, (b) the date of execution and delivery of the Term Facility Documentation by the Borrower and the Lenders and the initial funding of the Loans thereunder and (c) the date the Acquisition Agreement terminates or expires or if the Acquisition is abandoned.

The reimbursement, indemnification, syndication, information, jurisdiction, governing law, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Term Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Term Facility and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Term Facility Documentation governing such matters, to the extent covered thereby, upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.

11. Assignment; etc. This Commitment Letter and our commitments and undertakings hereunder shall not be assignable by any party hereto (except by you to an affiliate or a subsidiary of the Company that is reasonably acceptable to the Commitment Parties or any other assignment that occurs as a matter of law pursuant to the merger at the closing of the Acquisition in accordance with the Acquisition Agreement) without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect. In no event shall any Commitment Party be released from its obligations under any portion of this Commitment Letter so assigned except as provided in Section 2 above with respect to the Additional Agents or in Section 3 above. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that any Commitment Party may perform the duties and activities described hereunder through any of its affiliates and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

12. Governing Law; Waiver of Jury Trial; etc. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; AND TOGETHER CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PREVIOUS AGREEMENT, WRITTEN OR ORAL, BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER EACH ELEMENT OF THE TRANSACTIONS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY. IN ADDITION, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS OR THE PERFORMANCE OF ANY OF THE PARTIES HEREUNDER, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY (A) SUBMIT TO THE EXCLUSIVE JURISDICTION OF (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY AND (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, LOCATED IN THE BOROUGH OF NEW YORK, AND ANY APPELLATE COURT FROM ANY SUCH COURT; (B) AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (C) WAIVE THE DEFENSE OF ANY INCONVENIENT FORUM TO SUCH NEW YORK STATE OR FEDERAL COURT; (D) AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANOTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; (E) TO THE EXTENT THAT YOU OR YOUR PROPERTIES OR ASSETS HAVE OR HEREAFTER MAY HAVE ACQUIRED OR BE ENTITLED TO IMMUNITY (SOVEREIGN OR OTHERWISE) FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT OR FROM EXECUTION OF A JUDGMENT OR OTHERWISE), FOR YOURSELF OR YOUR PROPERTIES OR ASSETS, AGREE NOT TO CLAIM ANY SUCH IMMUNITY AND WAIVE SUCH IMMUNITY; AND (F) CONSENT TO SERVICE OF PROCESS BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO YOU AT YOUR ADDRESS SET FORTH ON THE FIRST PAGE OF THIS LETTER AND AGREE THAT SUCH SERVICE SHALL BE EFFECTIVE WHEN SENT OR DELIVERED.

Notwithstanding the provisions of this Section 12 of this Commitment Letter, interpretation of the provisions of the Acquisition Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and any alleged Company Material Adverse Effect (as defined in the Acquisition Agreement)) and whether the representations made by or with respect to the Company in the Acquisition

Agreement are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliate) have the right to terminate your (or its) obligations under the Acquisition Agreement (or the right pursuant to the Acquisition Agreement to decline to consummate the Acquisition), shall be governed and construed in accordance with the laws of the State of Delaware without regard to any conflict of laws principles, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware and Section 11.9 of the Acquisition Agreement shall govern with respect thereto.

13. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof, the Fee Letter or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheet and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

14. PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”) and such other money-laundering legislation applicable to the Borrower and each Guarantor, each Commitment Party is required to obtain, verify and record information that identifies the Borrower, and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower, and each Guarantor, that will allow such Commitment Party to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that each Commitment Party shall be permitted to share any or all such information with the Lenders.

15. Public Announcements; Notices. We may, subject to your prior written consent (not to be unreasonably withheld, delayed or conditioned), and subject to paragraph 9 above, at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof; (b) Barclays, at 745 Seventh Avenue, New York, New York 10019 and (c) Royal Bank and RBCCM, at Three World Financial Center, 200 Vesey Street, New York, New York 10281.

If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us the duplicate copy of this Commitment Letter and the Fee Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 5:00 p.m., New York City time, on November 11, 2013, our commitments and undertakings hereunder will automatically expire at such time without further action or notice.

Each of the parties hereto agrees that the Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions expressly stated in paragraph 5 herein and under “Conditions Precedent to Borrowing,” in the Summary of Principal Terms and Conditions attached hereto as Exhibit A and Additional Conditions Precedent attached hereto as Exhibit B (subject to the Certain Funds Provision), including the execution and delivery of the Term Facility Documentation (which shall be negotiated in good faith as required by the Documentation Considerations).

[Signature Pages Follow]

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Christina Park
Name: Christina Park
Title: Managing Director

[Signature Page to Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director Head of US Leveraged Finance

[Signature Page to Commitment Letter]

Accepted and agreed to as of

the date first written above:

OCELOT MERGER SUB, INC.

By:	/s/ Paul McFeeters
Name: Paul McFeeters
Title: Treasurer

OPEN TEXT CORPORATION

By:	/s/ Paul McFeeters
Name: Paul McFeeters
Title: Chief Financial Officer and Chief Administrative Officer

[Signature Page to Commitment Letter]

CONFIDENTIAL	EXHIBIT A

$800.0 Million First Lien Term Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Either Merger Sub initially (and upon the consummation of the Acquisition, the Target) or the Target substantially concurrent with the merger or an affiliate or a subsidiary of the Company that is reasonably acceptable to the Agent (the “Borrower”).

Lead Arrangers and Joint Bookrunners:	Barclays Bank PLC (“Barclays’) and RBC Capital Markets (collectively, the “Lead Arrangers”).

Administrative Agent and Collateral Agent:	Barclays will act as the sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Transactions:	As described in the Commitment Letter.

Lenders:	The Commitment Parties (or one of their affiliates) and a syndicate of financial institutions and other lenders (the “Lenders”) arranged by the Lead Arrangers reasonably acceptable to the Borrower.

Closing Date:	The date that the initial loans are made under the Term Facility (the “Closing Date”).

Term Facility:	First priority term loan facility in an aggregate principal amount of $800.0 million (the “Term Facility”), which shall be secured on a pari passu basis with the loans made under the Existing Credit Agreement (as defined below).

Loans under the Term Facility (the “Term Loans”) will be available to the Borrower in U.S. dollars.

Incremental Facility:	The Term Facility Documentation shall permit the Borrower to add one or more incremental term loan facilities to the Term Facility (each, an “Incremental Facility”) in an amount equal to (i) $250.0 million and (b) additional amounts subject to pro forma compliance with a senior secured net leverage ratio (to be defined to be net of an amount of unrestricted cash and cash equivalents to be agreed) of no greater than 2.50:1.00; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default exists or would exist after giving effect thereto (provided that, in the case of an Incremental Facility used to finance a permitted acquisition, no payment or bankruptcy event of default or default exists or would exist after giving effect thereto), (iii) if the Covenant-Lite Option is not elected, the Borrower is in compliance with the financial covenant, (iv) the representations

Commitment Letter - Exhibit A

and warranties in the Loan Documents shall be true and correct in all material respects (provided that, solely in the case of an Incremental Facility used to finance a permitted acquisition, the Specified Representations (conformed as necessary for such acquisition) shall be true and correct in all material respects), (v) the maturity date and weighted average life to maturity of any such Incremental Facility shall be no earlier than the maturity date and weighted average life to maturity of the Term Facility and (vi) the interest rates and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that for the first 18 months following the Closing Date, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term Facility, unless the interest rate margins with respect to the existing Term Facility is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Facility and the corresponding all-in yield on the existing Term Facility minus 0.50%; provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (v) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent.

Purpose:	The proceeds of loans under the Term Facility (together with the proceeds of cash on hand of the Company) will be used to pay the consideration in connection with the Transactions and to pay for fees and expenses related to the Transactions (the “Transaction Costs”).

Availability:	The full amount of the Term Facility must be drawn in a single drawing substantially concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Term Facility may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I to the Fee Letter.

Maturity and Amortization:	The Term Facility will mature on the date that is seven years after the Closing Date and will be payable in equal quarterly installments in each year in aggregate annual amounts equal to 1.0% of the original principal amount of the Term Loans, with the balance payable at maturity. The Term Facility Documentation (as defined below) shall provide the right of individual Lenders to agree to extend the maturity of their Term Loans upon the request of the Borrower without the consent of any other Term Lender.

Commitment Letter - Exhibit A

Guarantees:	Same as provided under the Existing Credit Agreement.

Security:	Same as provided under the Existing Credit Agreement. The Term Facility security interests shall be pari passu with those securing the Existing Credit Agreement pursuant to a customary intercreditor agreement with the collateral agent under the Existing Credit Agreement (the “Intercreditor Agreement”) and shall be first priority, subject to exceptions consistent with the Existing Credit Agreement.

Documentation:	The definitive financing documentation for the Term Loan Facility shall contain the terms and conditions set forth in this Commitment Letter, it being understood and agreed that there shall not be any conditions to the funding of the Term Loan Facility other than as set forth in paragraph 5 of the Commitment Letter, under “Conditions to Borrowing” in this Exhibit A and in Exhibit B. The documentation with respect to the Term Facility (the “Term Facility Documentation”) shall be consistent with that certain Amended and Restated Credit Agreement initially dated as of October 2, 2006, as amended as of February 15, 2007, as further amended as of September 24, 2009 and as further amended and restated as of November 9, 2011 by and among Open Text ULC (“OT ULC”), the affiliates of the OT ULC party thereto, Barclays Bank PLC as administrative agent, the other financial institutions party thereto and the lenders party thereto from time to time (as further amended, amended and restated or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and the term loans made thereunder, the “Existing Term Loans”) with the thresholds and baskets in the representations, warranties, covenants and events of default adjusted, in a manner to be agreed where appropriate, from the Existing Credit Agreement to reflect the Loan Parties’ improved credit profile and growth (including the increased size after giving effect to the Transactions) since the Existing Credit Agreement was executed and to provide for future growth of the Loan Parties consistent with a financial model prepared by the Company and reasonably acceptable to the Lead Arrangers; and such other modifications as may be mutually agreed. The other documentation relating to the Term Facility (including, without limitation, any guaranty or collateral documents) (together with the Term Facility Documentation and the Intercreditor Agreement, the “Loan Documents”) shall be substantially consistent with the corresponding documentation for the Existing Credit Agreement.

Prepayments:	Same as applicable to the Existing Term Loans pursuant to the Existing Credit Facility except (i) any prepayment of the Loans in connection with a “repricing transaction” (to be defined in a manner to be mutually agreed) prior to the six-month anniversary of the Closing Date shall be subject a 1.00% prepayment

Commitment Letter - Exhibit A

premium and (ii) with respect to the other mandatory prepayments set forth in the Existing Credit Facility (other than in connection with a “Change of Control” (as defined in the Existing Credit Facility)), (a) the satisfaction of the prepayment requirements under the Existing Credit Facility in accordance with its terms shall be a permitted application of such prepayment proceeds under the Term Facility and (b) no such prepayments (other than any prepayment in respect of the incurrence of non-permitted indebtedness) shall be required if the Borrower is in pro forma compliance with a total net leverage ratio (to be defined to be net of an amount of unrestricted cash and cash equivalents to be agreed) of no greater than 2.50:1.00.

Conditions Precedent to Borrowing:	The conditions set forth in Section 5 of the Commitment Letter and in Exhibit B to the Commitment Letter.

Representations and Warranties; Affirmative and Negative Covenants and Events of Default:	Same as the provisions of the Existing Credit Agreement.

Financial Covenant:	At the election of the Company (which election shall be made prior to the launch of general syndication of the Term Facility), either (i) the Term Facility shall not be subject to any financial maintenance covenant (the “Covenant-Lite Option”) or (ii) the Term Facility shall be subject to a total net leverage ratio maintenance covenant set at 4.00:1.00.

Voting:	Same as applicable to the Existing Term Loans under the Existing Credit Agreement.

Yield Protection and Increased Costs:	Same as the provisions of the Existing Credit Agreement as updated for Dodd-Frank and Basel III provisions customary in the current term loan B market; provided that the applicable Lender is generally making corresponding demands for similar amounts for similarly situated borrowers pursuant to similar provisions in other loan documents to which such Lender is party.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments on the same terms as applicable to the Existing Term Loans under the Existing Credit Agreement; provided that the Term Facility Documentation shall include customary debt buyback provisions.

Expenses and Indemnification:	The Borrower shall pay on the Closing Date to the extent invoiced in reasonable detail prior thereto, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers relating to the preparation, execution, delivery and administration of the Term Facility Documentation and the other Loan Documents and any other amendment or waiver with respect thereto, subject to the

Commitment Letter - Exhibit A

provisions of the Fee Letter. The indemnification provisions shall be the same as the provisions of the Existing Credit Agreement.

Governing Law and Forum:	Ontario, Canada.

Notwithstanding Provision:	Notwithstanding any other provision of this Commitment Letter: (i) each subsidiary that is an Excluded Subsidiary (as defined in the Existing Credit Agreement) shall only be subject to representations, warranties, covenants and events of default under the Term Facility to the same extent as provided in the Existing Credit Agreement; (ii) any default under any covenants (other than payment covenants, negative covenants, financial covenants (if the Covenant Lite Option is not exercised) and certain customary affirmative covenants) in the Term Facility shall not result in an event of default until the Borrower has received notice thereof from the Administrative Agent and (iii) subsidiaries of the Target (other than subsidiaries organized in the U.S. and Canada) shall not be required to provide guarantees or security under the Term Facility until 60 days after the Closing Date.

Counsel to Administrative Agent and Lead Arrangers:	Davis Polk & Wardwell LLP and Stikeman Elliott LLP.

Commitment Letter - Exhibit A

CONFIDENTIAL	EXHIBIT B

Additional Conditions Precedent

Capitalized terms used in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

The initial borrowings under the Term Facility shall be subject to the following conditions precedent:

1. Loan Documents consistent with the Term Sheet and the Commitment Letter shall have been executed and delivered by all parties thereto. Subject to the Certain Funds Provision, all documents and instruments required to perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in the proper form for filing.

2. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in accordance with the Acquisition Agreement (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified or any consent thereunder given in a manner material and adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood that any modification, amendment, consent, waiver or determination in respect of the definition of “Company Material Adverse Effect” and any reduction in the consideration to be paid in respect of the Acquisition shall in each case be deemed to be material and adverse to the interests of the Lenders).

3. (a) Except (x) as disclosed in the Worldwide SEC Documents (as defined in the Acquisition Agreement) filed with or furnished to the SEC (as defined in the Acquisition Agreement) by GXS Worldwide, Inc. on or before November 4, 2013 and publicly available prior to November 4, 2013 (but excluding any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (y) as set forth in the Company Disclosure Schedules (as defined in the Acquisition Agreement) (each section of which qualifies the correspondingly numbered and lettered section of Article 4 of the Acquisition Agreement and any other numbered and lettered Section of Article 4 of the Acquisition Agreement to the extent it is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of Article 4 of the Acquisition Agreement) and except for the transactions contemplated by the Acquisition Agreement, since the Company Balance Sheet Date (as defined in the Acquisition Agreement) until November 4, 2013 there has not been any Company Material Adverse Effect and (b) since November 4, 2013, no Company Material Adverse Effect shall have occurred. For purposes of the foregoing, “Company Material Adverse Effect” means any circumstance, development, event, occurrence, fact, effect, condition or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition, or assets of the Acquired Companies (as defined in the Acquisition Agreement), taken as a whole, or (b) the ability of the Company (as defined in the Acquisition Agreement) to consummate the transactions contemplated by the Acquisition Agreement on a timely basis; provided, however, that, for the purposes of clause (a) in determining whether a Company Material Adverse Effect has occurred, no Effect shall be considered to the extent arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets; (ii) the announcement of the transactions contemplated by the Acquisition Agreement (including, but not limited to, any resulting adverse changes in the Company’s (as defined in the Acquisition Agreement) relationship with its employees, customers, partners or suppliers); (iii) any

Commitment Letter - Exhibit B

outbreak or escalation of war (whether or not declared) or any act of terrorism; (iv) general conditions in the industry in which the Acquired Companies operate; (v) any change in Law (as defined in the Acquisition Agreement); (vi) any change in GAAP (as defined in the Acquisition Agreement); (vii) the Company’s (as defined in the Acquisition Agreement) failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); or (viii) any natural disasters or acts of God, provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (iii), (iv), (v), (vi), or (viii) may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such change or event has a disproportionate impact on the Acquired Companies, taken as a whole, as compared to other companies that operate in the industries in which the Acquired Companies operate.

4. The Lead Arrangers shall have received (a) GAAP audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company for the three most recent fiscal years and such financial statements of GXS Worldwide, Inc. for the two most recent fiscal years, in each case, ended at least 90 days prior to the Closing Date; and (b) GAAP unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Company and GXS Worldwide, Inc. for each subsequent fiscal quarter after June 30, 2013 and December 31, 2012, respectively, ended at least 45 days before the Closing Date.

5. The Administrative Agent shall have received solvency certificates substantially in the forms attached hereto as Exhibit C and Exhibit C-1 from the chief financial officer or another senior financial or accounting officer of the Borrower and the Company certifying as to the solvency of (a) the Borrower and its subsidiaries on a consolidated basis and (b) Company and its subsidiaries on a consolidated basis, in each case, after giving effect to the Transactions and the other transactions contemplated hereby.

6. The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries (and such counsel may be internal counsel of the Company with respect to general corporate matters) and (ii) from such other special and local counsel as may be reasonably required by the Lead Arrangers), documents and other instruments as are customary for transactions of this type, including corporate documents and officers’ and public officials’ certifications, customary evidence of authority and customary lien and judgment searches and evidence of insurance.

7. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than ten business days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act, in each case at least three business days prior to the Closing Date.

8. All accrued fees and expenses (subject to the provisions of the Fee Letter) and other compensation due and payable to the Administrative Agent, the Lead Arrangers and the Lenders required to be paid on the Closing Date (in each case, to the extent invoiced in reasonable detail at least two business days prior to the Closing Date) shall have been paid.

Commitment Letter - Exhibit B

EXHIBIT C

Form of Company Solvency Certificate

This Certificate is being delivered pursuant to Section [    ] of the Credit Agreement dated as of [    ] (the “Credit Agreement”), among [                    ] (the “Borrower”), the Lenders party thereto and Barclays Bank PLC, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned, [                    ], hereby certifies that he is the [    ] of Open Text Corporation (the “Parent”) and that he is knowledgeable of the financial and accounting matters of the Parent and its subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he is authorized to execute and deliver this Certificate on behalf of the Parent.

The undersigned, solely in his capacity as an officer of the Parent, and not in his individual capacity, hereby further certifies that on the date hereof, immediately after the consummation of the Transactions to occur on the date hereof:

(a) the aggregate of the property of Parent and its subsidiaries is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all their obligations, due and accruing due;

(b) the Parent and its subsidiaries, taken as a whole, are paying their current obligations in the ordinary course of business as they generally became due; and

(c) the Parent and its subsidiaries, taken as a whole, will be able to meet their obligations as they generally become due.

[Signature page follows]

Commitment Letter - Exhibit C

EXHIBIT C-1

Form of Borrower Solvency Certificate

This Certificate is being delivered pursuant to Section [    ] of the Credit Agreement dated as of [    ] (the “Credit Agreement”), among [                    ] (the “Borrower”), the Lenders party thereto and Barclays Bank PLC, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and Lenders, solely in such undersigned’s capacity as chief financial officer of the Borrower, and not individually (and without personal liability), and based upon financial information, projections and assumptions (including but not limited to those with respect to accounting, actuarial, investment and reserving) made in good faith and based on assumptions reasonably believed by the Borrower to be fair in light of facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), as follows:

As of the date hereof, on a pro forma basis after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a)	the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c)	the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries (taken as a whole). In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries (taken as a whole) after consummation of the Transactions.

[Signature page follows]

Commitment Letter - Exhibit C-1